Exhibit 99.2

HEADWATERS INCORPORATED

SUPPLEMENTAL REGULATION FD DISCLOSURE STATEMENT

DATED OCTOBER 13, 2009

SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and their notes included in Headwaters Incorporated’s Annual Report filed on Form 10-K for the year ended September 30, 2010, referred to as the 2010 Form 10-K, and in Headwaters Incorporated’s Quarterly Report filed on Form 10-Q for the three months ended December 31, 2010, referred to as the December 2010 Form 10-Q. The press release dated March 2, 2011 describing the offering of Headwaters’ senior secured notes (the “Secured Notes”) included on Exhibit 99.1 to Headwaters’ Form 8-K filed with the Securities Exchange Commission on March 2, 2011 is referred to in this disclosure statement as the “Secured Notes Offering Press Release.” In this disclosure statement, unless otherwise indicated or the context otherwise requires, the terms “Headwaters,” “we,” “us,” and “our” refer to Headwaters Incorporated and its subsidiaries. Certain other capitalized terms used in this disclosure statement are defined in the 2010 Form 10-K, the December 2010 Form 10-Q or elsewhere in this disclosure statement.

Non-GAAP Financial Data

EBITDA and Adjusted EBITDA presented in this disclosure statement are supplemental measures that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, our method of calculating EBITDA and Adjusted EBITDA may vary from the method used by other companies. We have used the method for calculating EBITDA used historically. Although Adjusted EBITDA contains certain additional adjustments, our management considers Adjusted EBITDA to be a key indicator of financial performance. Adjusted EBITDA contains certain adjustments that do not comply with the SEC’s rules governing the use of non-GAAP financial measures.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Adjusted EBITDA useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance, and management uses these measurements for one or more of these purposes. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to service our indebtedness or invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

Our Company

Headwaters is a diversified company providing products, technologies and services to the building products, construction materials and energy industries. We have leadership positions in many of the product categories in which we compete. We generate revenue by selling building products such as manufactured architectural stone, siding accessory products and concrete blocks; managing and marketing coal combustion products (“CCPs”), which are used as a replacement for cement in concrete; and reclaiming waste coal. We intend to continue expanding our business through growth of existing operations and commercialization of new technologies and products.

We conduct our business primarily through the following three reporting segments: light building products; heavy construction materials; and energy technology.

Light Building Products

We compete in the light building products industry, which is currently our largest reporting segment based on revenue. Our light building products segment generated approximately $315.4 million in revenue for the twelve months ended December 31, 2010. Our light building products segment has leading positions in several light building products categories.

We are a leading designer, manufacturer and marketer of siding accessories as well as professional tools used in residential home improvement and construction. Our siding accessories include decorative window shutters, gable vents, and mounting blocks for exterior fixtures, roof ventilation, window and door trim products. We also market functional shutters and storm protection systems, specialty siding products, specialty roofing products, trim board and window wells. Our siding accessory sales are primarily driven by the residential repair and remodeling construction market and, to a lesser extent, by the new residential construction market.

We are a leading producer of manufactured architectural stone. Our Eldorado Stone product line is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. We utilize two additional brands to segment the manufactured architectural stone market and sell at lower price points than the Eldorado Stone product line, allowing us to compete across a broad spectrum of customer profiles. Eldorado Stone’s sales are driven by new residential construction and residential repair and remodeling, as well as commercial construction markets.

We are the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of our sales are generated from the institutional construction markets in Texas, including school construction, allowing us to benefit from positive demographic trends.

We have a large customer base for our building products, represented by approximately 5,200 non-retail ship-to locations and approximately 6,100 retail ship-to locations across the country. Sales are broadly diversified by serving a large variety of customers in various distribution channels. We believe we attract a large base of customers because we continually upgrade our product offerings through product extensions and new products and brands.

Heavy Construction Materials

We compete in the heavy construction materials industry and generated approximately $265.6 million in revenue for the twelve months ended December 31, 2010. We are the national leader in the management and marketing of CCPs, procuring CCPs from coal-fueled electric generating utilities and supplying them to our customers for use in a variety of concrete infrastructure and building projects. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned. CCPs have traditionally been an environmental and economic burden for power generators but can be a source of value when properly managed.

Fly ash is most valuable when it is used as a replacement for a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion-resistance. Further, concrete made with CCPs is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash is generally less expensive per ton than portland cement, the manufacturing cost of concrete made using fly ash as a partial replacement for portland cement can be lower than the manufacturing cost of concrete made exclusively with portland cement.

In order to ensure a steady and reliable supply of CCPs, we have entered into numerous long-term and exclusive management contracts with coal-fueled electric generating utilities, maintain 22 stand-alone CCP distribution terminals across North America and support approximately 100 plant-site supply facilities. We own or lease approximately 1,100 rail cars and more than 175 trucks, in addition to contracting with other carriers in order to meet transportation needs for the marketing and disposal of CCPs. Our extensive distribution network allows us to transport CCPs across the nation, including into states that represent important construction markets but that have a low production of CCPs.

Our heavy construction materials business has grown with the expanded commercial use of CCPs and continues to support market recognition of the performance, economic and environmental benefits of CCPs. According to American Coal Ash Association (“ACAA”) 2009 estimates, coal ash replaced over 17% of the portland cement consumed in the United States.

In June 2010, the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as “special wastes” subject to federal waste regulation under Subtitle C of the Resource Conservation and Recovery Act (“RCRA”). The second proposed option would instead regulate CCPs as solid waste under Subtitle D of RCRA, with states retaining the lead authority on regulating their handling, storage and disposal. The EPA has conducted multiple hearings on the proposed regulations and has received over 400,000 comments. No formal timeline has been established for the promulgation of a final regulatory proposal. See “Risk Factors—Risks Relating to Our Business—The EPA has proposed two alternative rules under RCRA to regulate CCPs to address environmental risks from the disposal of CCPs. Either option is likely to have an adverse effect on the cost of managing and disposing of CCPs. The option of regulating CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and HRI’s relationship with utilities.”

Energy Technology

We are a leader in coal cleaning and coal upgrading, and have other technologies that enhance the value of coal and oil feedstocks. Our energy technology business generated approximately $88.8 million in revenue for the twelve months ended December 31, 2010. We own and operate coal cleaning facilities that separate ash from waste coal to provide a refined coal product that is higher in Btu value and lower in impurities than the feedstock coal. The cleaned coal is sold primarily to electric power plants and other industrial users, but approximately 25% of our production meets metallurgical coal standards and is sold to steel companies. This clean coal technology allows mining companies to reclaim waste coal sites and return them to a state of beneficial use. By December 2008, we had completed construction and operation of eleven coal cleaning facilities, eight of which are currently operating.

These facilities produce coal that results in reduced sulfur oxides, nitrogen oxides and mercury emissions from waste coal, greatly increasing its cleanliness and usability. The cleaned coal product is comparable in energy content and ash to run-of-mine coal products. We believe that our sales of cleaned coal products sold into the steam market will continue to generate refined coal tax credits under Section 45 of the Internal Revenue Code (“Section 45”). While our coal cleaning business incurred an operating loss in fiscal 2010, it generated Adjusted EBITDA of $1.2 million, including Section 45 tax credits.

Our energy technology segment has also developed and licensed a proprietary technology that improves catalytic heavy oil hydrocracking, or upgrading, in petroleum refineries with ebullated bed upgrading units. This HCAT® hydrocracking technology enables those refineries to operate at a higher level of residue conversion, or to utilize lower-cost opportunity crude feedstocks, for the production of distillate transportation fuels such as diesel and gasoline. The first full-time customer of Headwaters’ HCAT technology is Neste Oil, who conducted long-term trials in 2010 and now utilizes the process on an ongoing basis at their Porvoo Refinery in Finland. The combination of the HCAT molecular-scale liquid catalyst additive with conventional, solid, ebullated bed catalysts has been proven at Neste’s refinery and in other commercial plant trials as well as in pilot plant studies. HCAT improves the performance of existing ebullated bed upgrading units by not only making higher residue conversion possible, but also higher throughput, while simultaneously reducing sediment and improving byproduct fuel oil qualities. We have received inquiries and are developing proposals for several of the currently-operating ebullated bed units in North America, Europe, Middle East and Asia, and expect to have HCAT considered for inclusion in most if not all of the new ebullated bed projects currently in development.

In addition, we are also involved in production of ethanol and technology and licensing development for liquefaction of coal into liquid fuels.

Our Strengths

Market Leadership Positions in Diversified End Markets.    We have leading market positions in multiple categories of both residential and non-residential building products that are used primarily in exterior siding applications. We are the number one national provider of siding accessories, which are principally used for residential repair and remodeling projects and to a lesser extent for new residential construction. We are a leading national producer of manufactured architectural stone siding, which is used in both residential and commercial construction. We are the number one producer of concrete block in the Texas market, which is used for institutional and commercial construction applications. We are the number one national supplier of CCPs. Our market share for high value CCPs in concrete products has increased from 38% to 46% from fiscal 2001 through fiscal 2010. We believe our market leadership positions help us generate profit margins at the top of our light building products and heavy construction materials peer groups. We also believe our diversification within various construction end markets, along with our energy markets, provide more business stability than we would otherwise experience by participating in just one end market.

Strong Brand Recognition.    Headwaters has strong brand recognition in the building products industry. We are widely recognized for our siding accessories that enhance the appearance of homes while delivering durability at a lower cost compared to similar aluminum, wood and plastic products. We leverage a multi-brand strategy to market similar products through various distribution channels. For example, we distribute our Builders Edge brand of shutters through The Home Depot and our Mid-America brand of shutters through the wholesale channel. We are able to capture a larger percentage of the market with this segmentation strategy. We believe our various product brands are among the most recognized brands in the siding accessory market and that these brands are recognized for quality, performance and aesthetics. Under our Eldorado Stone, StoneCraft and Dutch Quality Stone brands we market a wide variety of manufactured architectural stone products that offer high aesthetic quality, ease of installation, durability and reasonable cost to meet a variety of design needs and price points. We have a strong regional brand in the Texas concrete block market. We believe our strong brand recognition helps us increase demand for our building products and maintain our market leadership positions, and gives us the flexibility to further segment the market by customer type and by distribution channel.

Extensive and Established National Distribution Networks.    We maintain sophisticated distribution systems in both our light building products and heavy construction materials segments. We have extensive distribution networks that provide national marketing and sales opportunities for our diversified portfolio of light building products. We maintain an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the United States. We believe our penetration of these channels is due to contractor loyalty to our brands instilled by the quality and breadth of our products and our high level of services to distributors, including rapid order fulfillment. We distribute our manufactured architectural stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other specialty contractor stores.

In addition, we believe we have the most extensive CCP infrastructure in the United States with 22 stand-alone CCP distribution terminals across North America, as well as approximately 100 plant site facilities. We believe our extensive distribution network across all our businesses has been a key factor in our growth because it allows us to add other products which we have developed internally or acquired through strategic acquisitions, rapidly increasing sales opportunities.

Long-Term Customer Relationships and Exclusive Supply Contracts.    We have developed attractive, long-term relationships with numerous important customers. Our light building products business enjoys a large customer base with over 5,200 non-retail ship-to-locations and more than 6,100 retail ship-to-locations. The non-retail channel consists of wholesale distributors, with some of these customer relationships in effect for more than 30 years. The wholesale distribution customers are very attractive to us due to the relationships they develop and maintain with the contractors who install the building products. Contractors have tended to continue using the products that they have grown accustomed to installing and the manufacturers upon whom they have come to rely for excellent product quality and customer service. Because we have consistently delivered high quality products on a timely basis for contractors, the wholesale channel has rewarded us with relationships that have grown and strengthened over the years. We have also developed relationships within the retail distribution channel. We have been supplying products to The Home Depot and Lowe’s for more than 15 years. We are the national vendor of choice to The Home Depot for shutters and the national vendor of choice to Lowe’s for mounting blocks and gable vents.

Our heavy construction materials segment has established long-term relationships and exclusive CCP management contracts with many of the nation’s major coal-fueled electric generating utilities. We contract with these utilities to manage and market CCPs, including high-value CCPs that are used as a replacement for portland cement and can also be used in many products manufactured in our light building products segment. We currently provide CCP management services at approximately 100 locations.

Well Positioned to Benefit from a Rebound in Housing Markets.    Our light building products business relies on the home improvement and remodeling markets as well as new construction. As a result of the challenging housing market environment, we have taken significant actions to right size our manufacturing capacity and reduce our segment and corporate overhead. Given our market leadership positions and reduced cost structure, we believe that we are positioned to benefit from a rebound in the housing market when it occurs. We believe the long-term growth prospects in the industry are strong because the current seasonally-adjusted annualized housing starts are still well below the 10-year and 50-year averages. According to the National Association of Home Builders, new housing starts were 0.55 million and 0.59 million units in calendar 2009 and 2010, respectively, compared to 10- and 50-year averages of 1.4 million and 1.5 million units, respectively. The Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies shows that the four-quarter moving average peaked at $146.2 billion in the second quarter of calendar 2007, fell to $112.0 billion in the fourth quarter of calendar 2009, and then rose to $115.9 billion in the third quarter of calendar 2010. That same center has estimated that the four-quarter moving average will be $123.5 billion in the third quarter of calendar 2011, which would be the highest level since the second quarter of calendar 2008. According to the Harvard Joint Center, the nation’s housing stock will have to accommodate approximately 12.5 million to 14.8 million additional households due to population growth over the next decade, or approximately 1.3 million to 1.5 million additional households per year.

Our Strategy

Introduce New Products and Brands to Leverage our Distribution System.    We have a longstanding tradition of developing and commercializing innovative building products and technologies to better serve our customers. For example, we were the first company to introduce injection-molded shutters, vents and mounting blocks. In addition, we enhance existing products and introduce new brands in response to specific customer needs and market demand. We have one of the most extensive distribution networks in the building products industry, allowing us to reach most of the major vinyl siding, roofing, window and masonry distributors in the United States. This extensive distribution network provides us with an existing outlet for our newly developed or acquired products to quickly expand sales of such products. For example, in 2009 we added a Weathered Collection and a perfection shingle to our Foundry product offering. In 2010, our Foundry sales increased 14.9% over sales in 2009 and in 2010 these two new product offerings constituted more than 25% of sales from our Foundry offerings. We have expanded our new products and brands organically and through small acquisitions by introducing them into our national distribution system. We estimate that our sales of internally-developed and acquired new products and new brands within our light building products business grew from approximately 4% of annual sales in fiscal 2004 to 22% of annual sales in fiscal 2010. Included in this growth are sales from specialty siding, architectural brick, synthetic slate roofing, trim board, and sales of our Dutch Quality and Stonecraft branded manufactured architectural stone.

Grow Headwaters Resources Through Optimizing Our Distribution System, Increasing Supply and Expanding Services.    We have the most extensive CCP infrastructure in the U.S., and are the only distributor of fly ash with a national reach. This infrastructure allows us to pursue CCP supply contracts throughout the nation and gives us an advantage when competing for supply contracts. We believe our industry-leading distribution network has been a significant factor in our historical growth and positions us well for future growth. We continue to grow our supply of high quality fly ash through extension of our distribution and storage system, blending fly ash to achieve a desired level of quality, and extending our existing exclusive supply agreements. Further, we have undertaken to increase our service work provided to utilities as our service revenue has been stable and provides additional interaction with utilities which could be suppliers of fly ash. This service work has been branded under Headwaters Plant Services (“HPS”) and we believe that HPS is the largest provider of plant services to the utility industry. As noted above and elsewhere in this offering memorandum, the EPA has proposed new rules potentially regulating the storage and/or usage of coal ash. Depending on the scope and nature of any rules actually adopted, there may be additional opportunities for us to increase the revenue we generate from assisting utilities with the management of their CCPs. Service revenue has grown from 18% to 30% of HRI’s revenues from fiscal 2007 to 2010.

Expand the Use of CCPs.    We undertake a variety of marketing efforts to expand the use of CCPs and emphasize the performance value of CCPs, as well as the attendant benefits such as conserving landfill space and reducing greenhouse gases. These activities include professional outreach, technical publications, relationships with industry organizations, and involvement in legislative initiatives leading to greater use of CCPs. In addition, we have developed several specialty products that increase market penetration of CCPs and name recognition for our products for road bases, structural fills and industrial fillers. We have also developed new products that utilize high volumes of CCPs. For example, through research and development activities, we developed two products to utilize the fly ash generated at fluidized bed combustion (“FBC”) power plants, which is generally unsuitable for use in traditional concrete applications. We have also developed technologies that maintain or improve the quality of CCPs, further expanding and enhancing their marketability. To date, the value of utilizing CCPs in concrete has been recognized by federal and many state agencies. The EPA has historically encouraged CCP utilization in federal and state transportation projects because of improved concrete characteristics, reduced landfill usage and an indirect reduction in carbon dioxide. However, the EPA has proposed new rules potentially regulating the storage and/or use of fly ash. See “Risk Factors—Risks Relating to Our Business—If the EPA adopts more stringent regulations under the Clean Air Act or Clean Water Act governing coal combustion, water discharges at coal mines and power plants, or power plant cooling water, this would likely have an adverse effect on the cost, beneficial use and sales of CCPs.”

Focus on Continuous Improvement to Position our Business for Macroeconomic Recovery.

We are actively engaged in continuous improvement in all three of our operating segments. In 2010, our Adjusted EBITDA improved by 25% over 2009, even though revenue declined, primarily as a result of our cost reduction and improvement activities. For example, our accessory products business, through a combination of alternative material sourcing, scrap reduction, energy cost reduction and process improvements, has reduced its manufacturing costs in 2010 by approximately $3 million over 2009. We are implementing purchasing best practices in our three segments, and anticipate additional cost savings in 2011 and 2012.

Recent Developments

Tender Offer and Consent Solicitation for 11 3/8% Senior Secured Notes due 2014

On February 15, 2011, we commenced a cash tender offer to purchase any and all of the outstanding $328.3 million aggregate principal amount of our outstanding 11 3/8% Senior Secured Notes due 2014 (“the “11 3/8% Notes”) (the “Tender Offer”) and a consent solicitation to amend the related indenture to eliminate substantially all of the restrictive covenants and certain events of default. We intend to use the proceeds of the offering of the secured notes to purchase the 11 3/8% Notes tendered and to pay related transaction fees and expenses. Completion of the Tender Offer is conditioned upon, among other things, our having received the proceeds of this offering, which is our proposed financing for the Tender Offer and related consent solicitation.

Corporate Structure

The chart below is a summary of our organizational structure and illustrates the long-term debt that will be outstanding following the offering of notes and the Tender Offer.

(1)	Consists of 16% Convertible Senior Subordinated Notes due 2016, 2.50% Convertible Senior Subordinated Notes due 2014 and 14.75% Convertible Senior Subordinated Notes due 2014. The aggregate amount of such notes net of discount is $136.2 million.
(2)	Headwaters Construction Materials, Inc. and Tapco International Corporation and their operating subsidiaries and Headwaters Resources Inc. and its operating subsidiaries are borrowers under the ABL Revolver.
(3)	Headwaters Energy Services and its subsidiaries and Headwaters Plant Services, Inc.
(4)	HES Ethanol Holdings LLC (owner of 51% interest in ethanol plant), Flexcrete Building Systems, LC (90% owned), American Lignite Energy, LLC (40% owned) and Coal Creek Drying and Storage, LLC (20% owned).

Summary Financial and Operating Data

The following table sets forth a summary of our consolidated financial data. We derived the summary consolidated financial data as of September 30, 2009 and 2010 and for the years ended September 30, 2008, 2009 and 2010 from the audited consolidated financial statements and related notes included in the 2010 Form 10-K. We derived the summary consolidated financial data as of December 31, 2010 and for the three month periods ended December 31, 2009 and 2010 from the unaudited condensed consolidated financial statements contained in the December 2010 Form 10-Q, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position for such periods. We derived the financial information as of September 30, 2008 from our audited consolidated financial statements that are not included in this disclosure statement. We derived the financial information as of December 31, 2009 from our unaudited condensed consolidated financial statements that are not included in this disclosure statement. Results for the three month periods ended December 31, 2009 and 2010 are not indicative of results that may be expected for the entire fiscal year or any future period. We have derived the summary consolidated financial data for the twelve months ended December 31, 2010 by adding the financial data from our audited consolidated financial statements for the year ended September 30, 2010 to the financial data from our unaudited condensed consolidated financial statements for the three months ended December 31, 2010 and subtracting the financial data from our unaudited condensed consolidated financial statements for the three months ended December 31, 2009. Results for the twelve months ended December 31, 2010 are not indicative of results that may be expected in the future. The summary consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and unaudited condensed interim financial statements and accompanying notes included in the 2010 Form 10-K and the December 2010 Form 10-Q.

	Year ended September 30,			Three Months Ended December 31,		Twelve months ended December 31, 2010
	2008	2009	2010	2009	2010
				(unaudited)		(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Light building products	$457,008	$340,688	$316,884	$71,231	$69,709	$315,362
Heavy construction materials	313,373	260,934	258,264	55,875	63,215	265,604
Energy technology	116,023	65,054	79,551	12,540	21,777	88,788

Total revenue	886,404	666,676	654,699	139,646	154,701	669,754

Cost of revenue:
Light building products	337,315	258,809	227,637	52,638	53,849	228,848
Heavy construction materials	226,077	186,067	192,785	43,393	48,352	197,744
Energy technology	90,201	75,252	70,962	14,230	19,685	76,417

Total cost of revenue	653,593	520,128	491,384	110,261	121,886	503,009

Gross profit	232,811	146,548	163,315	29,385	32,815	166,745

	Year ended September 30,			Three Months Ended December 31,		Twelve months ended December 31, 2010
	2008	2009	2010	2009	2010
				(unaudited)		(unaudited)
	(dollars in thousands)
Operating expenses:
Amortization	22,396	23,358	22,218	5,611	5,547	22,154
Research and development	14,996	9,774	8,212	1,915	1,945	8,242
Selling, general and administrative	143,300	115,902	113,481	28,187	27,776	113,070
Asset impairments	0	0	37,962	0	0	37,962
Goodwill impairment	205,000	465,656	0	0	0	0

Total operating expenses	385,692	614,690	181,873	35,713	35,268	181,428

						(14,
Operating loss	(152,881)	(468,142)	(18,558)	(6,328)	(2,453)	(14,683)
Other Income (expense):
Net interest expense	$(29,775)	$(46,101)	$(71,618)	$(17,420)	$(16,994)	$(71,192)
Other, net	6,499	(1,841)	4,479	1,280	320	3,519

Total other income (expense), net	(23,276)	(47,942)	(67,139)	(16,140)	(16,674)	(67,673)
Loss before income taxes	(176,157)	(516,084)	(85,697)	(22,468)	(19,127)	(82,356)
Income tax benefit (provision)	2,691	90,399	36,215	8,570	(1,560)	26,085

Net loss	$(173,466)	$(425,685)	$(49,482)	$(13,898)	$(20,687)	$(56,271)

Other Financial Data:
Operating income (loss) without goodwill impairment and other impairments	$52,119	$(2,486)	$19,404	$(6,328)	$(2,453)	$23,279
Adjusted EBITDA(1)	110,065	78,973	95,381	14,560	17,870	98,691
Adjusted EBITDA margin(2)	13.4%	11.8%	14.6%	10.4%	11.6%	14.7%
Capital expenditures	$116,201	$64,208	$25,316	$7,329	$5,203	$23,190
Cash paid for interest	26,113	31,808	56,345	12,300	13,853	57,898
Total secured debt(3)	200,000	188,000	328,250	328,250	328,250	328,250
Total secured debt / Adjusted EBITDA(4)						3.3x
Adjusted EBITDA / cash paid for interest(5)						1.7x

Balance Sheet Data (at period end):
Cash and cash equivalents	$21,637	$15,934	$90,984	$90,288	$67,998
Net property, plant and equipment	304,835	321,316	268,650	317,223	263,628
Total assets	1,400,853	891,182	888,974	932,704	838,384
Total liabilities	744,809	566,462	607,033	619,609	575,727
Total stockholders’ equity	656,044	324,720	281,941	313,095	262,657

(1)	EBITDA is defined as net income (loss) plus net interest expense, income taxes (as defined), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill and other impairments. Adjusted EBITDA is defined to exclude the impact of our former Section 45K business which was not conducted after December 31, 2007, a one-time gain on the sale of our mortars and stuccos business, one-time gains on convertible debt exchanges, severance costs, asset impairments and other items as described below.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentations of EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they are not comparable to other similarly-titled measures used by other companies. See “Non-GAAP Financial Data.” Our presentations of EBITDA and Adjusted EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act.

EBITDA and Adjusted EBITDA are calculated as follows:

	Year ended September 30,			Three months ended December 31,		Twelve months ended December 31, 2010
	2008	2009	2010	2009	2010
				(unaudited)		(unaudited)
	(in thousands)
Net loss	$(173,466)	$(425,685)	$(49,482)	$(13,898)	$(20,687)	$(56,271)
Goodwill impairment	205,000	465,656	0	0	0	0
Income taxes(a)	8	(82,108)	(29,808)	(10,260)	4,436	(15,112)
Net interest expense	29,775	46,101	71,618	17,420	16,994	71,192
Depreciation and amortization	68,884	66,073	60,398	14,164	15,086	61,320
Stock-based compensation and foreign currency translation gain / loss	11,920	4,005	2,119	534	1,061	2,646
Inducement loss on debt to equity exchange and additional book gain on convertible debt exchange	0	31,362	0	0	0	0

EBITDA	$142,121	$105,404	$54,845	$7,960	$16,890	$63,775
Section 45K(b)	(25,276)	0	0	0	0	0
Gain on sale of mortars and stuccos business(c)	(7,612)	0	0	0	0	0
Gain on convertible debt exchanges(d)	0	(29,304)	0	0	0	0
Severance costs	832	2,873	0	0	980	980
Non-recurring banking fees	0	0	3,300	3,300	0	0
Litigation settlement	0	0	1,550	0	0	1,550
Section 45 tax credit adjustments	0	0	1,600	3,300	0	(1,700)
Asset impairments(e)	0	0	37,962	0	0	37,962
Gain on sale of South Korean joint venture	0	0	(3,876)	0	0	(3,876)

Adjusted EBITDA	$110,065	$78,973	$95,381	$14,560	$17,870	$98,691

(a)	Income taxes differ from income tax benefit (provision) primarily due to income tax credits that are already included in Net income (loss).
(b)	Represents our Section 45K business. By law, Section 45K tax credits for synthetic fuel produced from coal expired for synthetic fuel sold after December 31, 2007. With the expiration of Section 45K at the end of calendar 2007, our licensees’ synthetic fuel facilities and the facilities we owned were closed because production of synthetic fuel was not profitable absent the tax credits.
(c)	Represents the gain recognized in fiscal 2008 on the sale of our non-strategic mortar/stucco assets in our light building products segment.
(d)	Represents the gains recognized on the extinguishments of convertible debt in fiscal 2009.
(e)	Represents a $34,500 impairment on our coal cleaning assets and a $3,462 impairment on certain assets in our heavy construction materials segment.

(2)	Adjusted EBITDA margin is calculated by dividing Adjusted revenue by Adjusted EBITDA. Adjusted revenue is calculated by subtracting Section 45K revenue from total revenue.
(3)	Total secured debt is the aggregate principal amount of debt outstanding that is secured by some or all of our assets.
(4)	On an as adjusted basis after giving effect to the offering of the secured notes and the redemption of all of our 11 3/8% Notes under the Tender Offer our ratio of Total secured debt / Adjusted EBITDA on December 31, 2010, would have been 4.1 x.
(5)	On an as adjusted basis after giving effect to the offering of the secured notes and the redemption of all of our 11 3/8% Notes under the Tender Offer as if they had occurred on January 1, 2010, our ratio of Adjusted EBITDA / Cash paid for interest would have been x.
(6)	Working Capital is total current assets less total current liabilities.

RISK FACTORS

Risks relating to our business and our common stock are described in Item 1A of the 2010 Form 10-K. The following information supplements the information contained therein.

Risks Relating to Our Business

The building products industry continues to experience a severe downturn that may continue for an indefinite period into the future. Because the markets for our building products are heavily dependent on the residential construction and remodeling market, our revenues could remain flat or decrease as a result of events outside our control that impact home construction and home improvement activity, including economic factors specific to the building products industry.

Since 2006, there has been a severe slowing of new housing starts and in home sales generally. Bank foreclosures have put a large number of homes into the market for sale, effectively limiting some of the incentives to build new homes. The homebuilding industry continues to experience a significant and sustained decrease in demand for new homes and an oversupply of new and existing homes available for sale. While our residential building products business relies upon the home improvement and remodeling markets as well as new construction, we have experienced a slowdown in sales activity beginning in fiscal 2007, and continuing through 2010. Interest rate increases, limits on credit availability, further foreclosures, depressed home prices, and an oversupply of homes for sale in the market may adversely affect homeowners’ and/or homebuilders’ ability or desire to engage in construction or remodeling, resulting in a continued or further slowdown in new construction or remodeling and repair activities.

We, like many others in the building products industry, experienced a large drop in orders and a reduction in our margins in 2008 through 2010, relative to prior years. In 2007-2009, we recorded significant goodwill impairments associated with our building products business. We can provide no assurances that the building products market will improve in the near future. To the extent weakness continues into 2011, it will have an adverse effect on our business and our results of operations.

The construction markets are seasonal. The majority of our building products sales are in the residential construction market, which tends to slow down in the winter months. If there is more severe weather than normal, or other events outside of our control, there may be a negative effect on our revenues. For the winter months of late 2010 and early 2011, our decreased seasonal revenues from HBP and HRI may result in negative cash flow.

The recent financial crisis could continue to negatively affect our business, results of operations, and financial condition. Market conditions in the mortgage lending and mortgage finance industries deteriorated significantly in 2008 and 2009, which continues to adversely affect the availability of credit for home purchasers and remodelers in 2010 and 2011.

The financial crisis affecting the banking system and financial markets and the going concern threats to banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, including mortgages and home equity loans, and extreme volatility in credit and equity markets. A continuation of poor borrowing markets or a further tightening of mortgage lending or mortgage financing requirements could adversely affect the availability of credit for purchasers of our products and thereby reduce our sales.

There could be a number of follow-on effects from the credit crisis on our business, including the inability of prospective homebuyers or remodelers to obtain credit to finance the purchase of our building products. These and other similar factors could:

•	cause delay or decisions to not undertake new home construction or improvement projects,

•	cause our customers to delay or decide not to purchase our building products,

•	lead to a decline in customer transactions and our financial performance.

Our building products business has been strengthened by the sales growth of new products. If we are unable to continue to successfully expand our new product sales, our revenue growth may be adversely affected.

Our growth strategy includes the introduction of new building products by our light building products business. Part of our revenues has come from sales in new product categories. New products require capital for development, manufacturing, and acquisition activities. If we are unable to sustain new product sales growth, whether for lack of access to adequate capital or for other reasons, sales will follow the general industry slowdown in new residential construction and remodeling activity, which will negatively affect our revenue and growth.

Demand for our building products may decrease because of changes in customer preferences or because competing products gain price advantages. If demand for our products declines, our revenues will decrease.

Our building products are subject to reductions in customer demand for reasons such as changes in preferred home styles and appearances. Many of our resin-based siding accessory products are complementary to an owner’s choice of vinyl as a siding material. If sales of vinyl siding decrease, sale of our accessories will also decrease. Similarly, sales of our manufactured architectural stone products are dependent on the continuing popularity of stone finishes.

Demand for our building products can also decline if competing products become relatively less expensive. For example, if costs of petroleum-based resins that are used to make vinyl siding and accessories increase faster than the costs of stucco, then stucco products, which we do not sell, will become more attractive from a price standpoint, and our vinyl siding and accessory sales may decrease. Similarly, manufactured architectural stone could lose price competitiveness compared to other finishes. If demand for our building products declines because of changes in the popularity or price advantages of our products, our revenues will be adversely affected.

A significant increase in the price of materials used in the production of our building products that cannot be passed on to customers could have a significant adverse effect on our operating income. Furthermore, we depend upon limited sources for certain key production materials, the interruption of which would materially disrupt our ability to manufacture and supply products, resulting in lost revenues and the potential loss of customers.

Our manufactured architectural stone and concrete block manufacturing processes require key production materials including cement, man-made and natural aggregates, oxides, packaging materials, and certain types of rubber-based products. The suppliers of these materials may experience capacity or supply constraints in meeting market demand that limit our ability to obtain needed production materials on a timely basis or at expected prices. We have no long-term contracts with such suppliers. We do not currently maintain large inventories of production materials and alternative sources meeting our requirements could be difficult to arrange in the short term. A significant increase in the price of these materials that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. Additionally, our manufacturing and ability to provide products to our customers could be materially disrupted if this supply of materials was interrupted for any reason. Such an interruption and the resulting inability to supply our manufactured architectural stone customers with products could adversely impact our revenues and our relationships with our customers.

Certain of our home siding accessory products are manufactured from polypropylene, a large portion of which material is sold to us by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, and significantly increased as recently as 2011. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. We do not have a long-term contract with our polypropylene supplier. We do not maintain large inventories of polypropylene and alternative sources of polypropylene could be difficult to arrange in the short term. Therefore, our manufacturing and ability to provide products to our customers could be materially disrupted if this supply of polypropylene was interrupted for any reason. Such an interruption and the resulting inability to supply our resin-based siding accessory customers with products could adversely impact our revenues and potentially our relationships with our customers.

Interruption of our ability to immediately ship individual or custom product orders could harm our reputation and result in lost revenues if customers turn to other sources for products.

Our building products business is highly dependent upon rapid shipments to contractors and distributors throughout the United States of individual orders, a large portion of which orders are manufactured upon demand to meet customer specifications. If there is significant interruption of business at any of our manufacturing plants or with our computer systems that track customer orders and production, we are at risk of harming our reputation for speed and reliability with important customers and losing short-term and long-term revenues if these customers turn to other sources.

Our siding accessory revenues would be materially adversely affected if we lost one or more of our three major customers.

Three customers of our resin-based siding accessory products together accounted for approximately 24% of our revenues for such products in the fiscal year ended September 30, 2010, and approximately 6% of our total revenues as of such date. There are no long-term contracts in place with these customers. Accordingly, a loss of or significant decrease in demand from these customers would have a material adverse effect on our business.

Our construction materials business has been severely affected by downturns in governmental infrastructure spending.

Our fly ash and concrete block products, and to a much lesser extent, our other building products, are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, bridges, schools, prisons and similar projects. Our business is dependent on the level of federal, state, and local spending on these projects. We cannot be assured of the existence, amount, and timing of appropriations for government spending on these projects.

Federal and state budget limitations may continue to decrease severely the funding available for infrastructure spending. The lack of available credit has limited the ability of states to issue bonds to finance construction projects. In addition, infrastructure spending continues to be adversely affected by the overall weakness in the economy, which leads to lower tax revenues and state government budget deficits. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts awarded by the legislatures. Delays in state infrastructure spending can hurt our business. Further, rising construction and material prices constrain infrastructure construction budgets.

The American Recovery and Reinvestment Act (“ARRA”) enacted in early 2009 provided billions of dollars in new stimulus funding for transportation infrastructure. However, there has been a delay in Congressional appropriation of such funds and each state’s actions to take advantage of such funding. In addition, each state must approve various infrastructure projects to be funded through the new federal stimulus plan. The Obama administration is promoting new infrastructure legislation, but there can be no assurance that any such legislation will pass Congress or receive funding appropriations. We cannot be assured of the amount of funds to be expended and the timing of expenditures under the stimulus or any infrastructure plan.

If HRI’s coal-fueled electric utility industry suppliers fail to provide it with high-value coal combustion products (“CCPs”) due to environmental regulations or otherwise, HRI’s costs could increase and supply could fail to meet production needs, potentially negatively impacting our profitability or hindering growth.

HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet customers’ needs. The coal-burning electric utility and coal mining industries are facing a number of new and pending initiatives by regulatory authorities seeking to address air and water pollution, greenhouse gas emissions and management and disposal of CCPs, as described below. Although our business managing CCPs for utility customers may benefit from opportunities to manage compliance with some new regulatory requirements, increasingly strict requirements generally will increase the cost of doing business and may make coal burning less attractive for utilities. Further, as the price of natural gas has decreased to current levels, coal-fueled electric utilities have in some instances switched from coal to natural gas. A reduction in the use of coal as fuel causes a decline in the production and availability of fly ash. To the extent the price of natural gas continues to remain low, more coal-fueled electric utilities may explore the feasibility of switching from coal to natural gas.

Faced with the prospect of more stringent regulations, litigation by environmental groups, and a decrease in the cost of natural gas, some electric utilities are reducing their portfolio of coal powered energy facilities. If HRI is unable to obtain CCPs or experiences a delay in the delivery of high-value or quality CCPs, HRI will have a reduced supply of CCPs to sell or may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to customers. Moreover, revenues could be adversely affected if CCP sales volumes cannot be maintained or if customers choose to find alternatives to HRI’s products.

The EPA has proposed two alternative rules under RCRA to regulate CCPs to address environmental risks from the disposal of CCPs. Either option is likely to have an adverse effect on the cost of managing and disposing of CCPs. The option of regulating CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and HRI’s relationship with utilities.

In June 2010 the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as “special wastes” subject to federal hazardous waste regulation under Subtitle C of the Resource Conservation and Recovery Act (“RCRA”). The second proposed option would instead regulate CCPs as non-hazardous waste under Subtitle D of RCRA, with states retaining the lead authority on regulating handling, storage and disposal of CCPs. Under both options, the current exemption from hazardous waste regulation for CCPs that are recycled for beneficial uses would remain in effect. The EPA requested comment on revising the definition of beneficial uses subject to the exemption, which could result in a narrowing of the scope of exempt uses in the final rule. Both rule options are controversial. During the comment period, the EPA conducted eight hearings in different locations and over 400,000 comments were submitted. Given the substantial number of comments, EPA may take additional time to release its final rule, which is currently scheduled for August 2011. At this time, it is not possible to predict what form the final regulations will take. Either option is likely to increase the complexity and cost of managing and disposing of CCPs. If the EPA decides to regulate CCPs as hazardous waste under RCRA Subtitle C, CCPs would become subject to a variety of regulations governing the handling, transporting, storing and disposing of hazardous waste, increasing regulatory burden and costs of fly ash management for the utility industry and for HRI. The regulations could require modifications to or closure of disposal facilities, modifications to equipment used to handle, store and transport fly ash, additional training for personnel, new permitting requirements, increased recordkeeping and reporting, as well as increased disposal costs at landfills. There can be no guarantee that such regulations would not reduce or eliminate our supply or our ability to market fly ash and other CCPs which would have a material adverse impact on our operations and financial condition.

Regulation of CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and HRI’s relationship with utilities. Even though the EPA proposal continues to exempt beneficial uses of CCPs from hazardous waste rules, users of fly ash and other CCPs are likely to attach a stigma to material that is identified as “hazardous waste” and may seek alternative products. Moreover, some environmental groups are urging the EPA to restrict some beneficial uses of CCPs, such as in cement, concrete and road base, alleging contaminants may leach into the environment. Some groups are asking the U.S. Green Building Council to stop allowing building products containing coal combustion residue to receive recycled materials credit in projects seeking approval in its Leadership in Energy and Environmental Design (LEED) certification program. This could reduce the demand for fly ash and other CCPs which would have an adverse affect on HRI’s CCP revenues. In addition, regulation of CCPs as hazardous waste would likely cause utilities and power producers to impose greater restrictions on the use of CCPs by HRI and its customers. Restrictions imposed by utilities may narrow the types of potential customers to which HRI can market CCPs and limit their uses of CCPs, reducing HRI’s sales opportunities. Utilities are also likely to negotiate to shift actual or perceived liabilities associated with CCPs and their use to HRI through more onerous contract and indemnity obligations. This could harm HRI’s business by reducing the number of or increasing our costs to perform CCP management contracts or by increasing HRI’s exposure to the contingent risks associated with any new regulation of CCPs.

HRI has managed numerous large scale CCP disposal projects, primarily for coal fueled utilities and power producers. In addition, CCPs have been used for road base, soil stabilization, and as large scale fill in contact with the ground. If the EPA decides to regulate CCPs as hazardous waste, HRI, together with CCP generators, could be subject to environmental cleanup and other possible claims and liabilities, which could result in material costs.

If the EPA adopts more stringent regulations under the Clean Air Act or Clean Water Act governing coal combustion, water discharges at coal mines and power plants, or power plant cooling water, this would likely have an adverse effect on the cost, beneficial use and sales of CCPs.

Coal-fueled electric utilities are highly regulated under federal and state law. HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet customers’ needs.

The Clean Air Act (“CAA”) and EPA implementing regulations, as well as corresponding state laws and regulations, limit the emission of air pollutants such as sulfur oxides (“SOx”), nitrogen oxides (“NOx”) and particulate matter. The coal industry is directly affected by CAA permitting and emissions control requirements. Because coal-burning electric utilities emit SOx, NOx (a precursor to ozone) and particulate matter, our utility clients are subject to CAA implementation measures of EPA and the states, as well as additional emission control measures required by state law.

Following the judicial invalidation in 2008 of the EPA’s Clean Air Mercury Rule under the CAA, additional control technologies at power plants may be required by future regulation or legislation, to reduce in mercury emissions that could negatively affect fly ash quality. The EPA has announced that it intends to propose new regulations to control hazardous air pollutant emissions (including mercury emissions) from power plants in 2011. For example, future regulations could require activated carbon to be injected into power plant exhaust gases to capture mercury. This process may increase the carbon collected with the fly ash and may make the fly ash undesirable for concrete. Carbon removal processes for fly ash are technically challenging and expensive.

Increasing concerns about greenhouse gases (“GHG”) or other emissions from burning coal at electricity generation plants could lead to federal or state regulations that encourage or require utilities to burn less or eliminate coal in the production of electricity. In 2010, Congress and the Obama administration attempted to develop federal legislation to reduce GHG emissions which, among other things, could establish a cap and trade system for GHG, including carbon dioxide emitted by coal burning power plants and requirements for electric utilities to increase their use of renewable energy, such as wind and solar power. The federal legislation did not pass in 2010, but could be re-proposed in the future. In addition, several states have taken steps to adopt cap and trade or other systems to limit GHG emissions from power plants. For example, in December 2010, the California Air Resources Board approved greenhouse gas cap-and-trade and Mandatory Reporting rules.

The EPA has taken several regulatory actions to reduce GHG emissions, including its finding of “endangerment” to public health and welfare from GHG, its promulgation of the Mandatory Reporting of Greenhouse Gases rule (which requires large sources, including coal burning power plants, to annually report GHG emissions to the EPA starting in 2011), and its promulgation of the

Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring rule (which requires large industrial facilities, including coal burning power plants, to obtain permits to emit, and to use best available control technology to control GHG). Some states have also adopted or are developing climate change legislation and regulations as well. Such legislation and regulations could reduce the supply of fly ash and other CCPs.

At the same time, opponents of GHG regulation have initiated litigation, as well as introduced legislation in Congress, to delay, limit or eliminate EPA’s and possibly state action to regulate GHG. At this time it is not possible to predict the ultimate form, timing, extent or impact on our business of future regulation of GHG.

HRI manages a number of landfill and pond operations that may be affected by new Clean Water Act requirements. In 2009, the EPA released a report concluding that effluent discharges from fly ash storage ponds and wastewater discharges from coal-fired power plants have adversely affected aquatic life. The EPA is revising its Clean Water Act effluent limitation guidelines to address these discharges and is required by consent decree to publish a proposed rule in 2012 and a final rule in 2014. EPA has also indicated it will propose new criteria and standards for cooling water intake structures for power plants in 2011. If EPA adopts new Clean Water Act requirements, compliance obligations would increase. However, in light of the early stage of EPA’s consideration of new Clean Water Act regulations, their effect on HRI cannot be ascertained at this time.

In addition, the EPA is addressing water quality impacts from coal mining operations which could affect the availability and cost of coal for power generation. In April 2010, the EPA issued new guidance on Clean Water Act permits for mountaintop removal and surface mining. This guidance is being challenged in court. In October 2010, the EPA’s independent Science Advisory Board published a report concluding that mountaintop removal damages Appalachian streams. In January 2011, the EPA vetoed a federal mountaintop-removal mining permit issued by the Army Corps of Engineers in 2007 asserting the mine would use unsustainable mining practices.

If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI will have a reduced supply of CCPs to sell or may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to customers. More stringent regulation of coal combustion emissions, water discharges, and mining operations could increase the cost of coal and coal combustion for utilities and thus reduce coal use, adversely impacting the availability and cost of fly ash for HRI’s CCP activities. Revenues could be adversely affected if CCP sales volumes or pricing cannot be maintained.

HRI primarily sells fly ash for use in concrete; if use of fly ash does not increase, HRI may not grow.

HRI’s growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. HRI’s marketing initiatives emphasize the environmental, cost and performance advantages of replacing portland cement with fly ash in the production of concrete. If HRI’s marketing initiatives are not successful, HRI may not be able to sustain its growth.

Further, utilities are switching fuel sources, changing boiler operations and introducing activated carbon and ammonia into the exhaust gas stream in an effort to decrease costs and/or to meet increasingly stringent emissions control regulations. All of these factors can have a negative effect on fly ash quantity and quality, including an increase in the amount of unburned carbon in fly ash and the presence of ammonia slip. We are attempting to address these challenges with the development and/or commercialization of two technologies: carbon fixation, which pre-treats unburned carbon particles in fly ash in order to minimize the particles’ adverse effects, and ammonia slip mitigation, which counteracts the impact of ammonia contaminants in fly ash. Decreased quantity and quality of fly ash may impede the use of fly ash in the production of concrete, which would adversely affect HRI’s revenue.

If the EPA decides to regulate CCPs as hazardous waste, there would likely be an adverse effect on beneficial use and sales of CCPs and HRI’s relationship with utilities. Even though the EPA proposes to continue to exempt beneficial uses of CCPs from hazardous waste rules, users of fly ash and other CCPs are likely to attach a stigma to material that is identified as “hazardous waste” and may seek alternative products. Moreover, some environmental groups are urging the EPA to restrict some beneficial uses of CCPs, such as in cement, concrete and road base, alleging contaminants may leach into the environment. This could reduce the demand for fly ash and other CCPs which would have an adverse affect on Headwaters’ CCP revenues.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in HRI’s revenues and net income.

Approximately 70% of HRI’s revenues for the fiscal year ended September 30, 2010 were derived from the sale of fly ash as a replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in regional markets, causing potential price decreases. The markets for HRI’s products are regional, in part because of the costs of transporting CCPs, and HRI’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at prices equal to or less than fly ash, HRI’s revenues and net income could decrease.

Because demand for CCPs sold by HRI is affected by fluctuations in weather and construction cycles, HRI’s revenues and net income could decrease significantly as a result of unexpected or severe weather.

HRI manages and markets CCPs and uses CCPs to produce building products. Utilities produce CCPs year-round. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons and decreases during periods of severe weather. HRI’s CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended December 31 and March 31. The seasonal impact on HRI’s revenue, together with the seasonal impact on HRI’s revenues may result in negative cash flows for the winter months of 2010 and 2011.

The profitability of HES depends upon the operational success of our coal cleaning business.

By December 2008, HES had acquired or completed construction on 11 coal cleaning facilities. To be successful, HES must overcome operational issues. This is a relatively new business, and in some cases, HES has experienced difficulty in securing and maintaining strategic relationships with coal companies, landowners, and others that host our coal cleaning facilities. These relationships provide HES with access to the coal cleaning facilities, truck and rail loadouts, and other material handling and transportation facilities, as well as on-site coal piles, impoundments, and surface mines, and existing mine site permits. For some facilities, unfavorable contracts, strained relationships, and reduced access has had a detrimental impact on the availability of adequate coal feedstock at a reasonable price, efficient material handling and transportation, operating permits, and product marketing services. In the future, HES will likely need to undertake the significant disruption and expense of relocating facilities and entering into new strategic relationships where feedstock is exhausted, contracts are unfavorable, or other critical arrangements come to an end. In addition, HES continues to address the operability of its coal cleaning equipment to achieve efficient separation of minerals including ash, sulfur, and mercury, as well as product moisture and Btu content in order to achieve customer product specifications. At some facilities HES has experienced difficulty in extracting its full requirements of feedstock in part because of dredging and slurry piping that is more difficult to operate than we expected, increasing the overall costs of operations. We have not achieved our planned economies of scale based upon budgeted full production. To date, our coal cleaning facilities have not consistently operated at a cost that is less than the revenues generated. In 2010 we recorded a non-cash impairment charge relating to the value of certain coal cleaning assets because of weaker than expected cash flow projections. If operational results do not improve, we may be required to record additional impairment charges relating to our coal cleaning assets. The profitability of HES depends on the ability of HES to increase production and sales of cleaned coal. If these facilities operate at low production levels or cannot produce fuel at a cost and quality satisfactory to customers, these operations may not become profitable.

The revenues of HES have been adversely affected by decreased demand for our coal and may not improve to levels that could make HES profitable.

Coal is a commodity that can be produced and shipped worldwide. The U.S. and worldwide economic slowdown has reduced energy requirements including the demand for steam coal in the markets in which we operate. In addition, the economic slowdown has reduced the demand and production of steel. Some of our clean coal revenues come from the sale of metallurgical grade coal used in steel making. This reduced demand has caused an over-supply of coal, reduced prices for coal, and increased competition among coal producers. Selling our finished product, which is generally of smaller particle size (called fines), is often more difficult than selling run-of-mine coal produced by our competitors. We have experienced softness in demand for our coal and in the prices for which we have been able to sell coal, particularly steam coal, adversely affecting our revenues. As a result, we have curtailed operations at three facilities, leaving eight in operation at this time. While we believe that an economic recovery will increase the demand for energy and steel, including our coal products, there is no assurance that demand will increase to levels that could make HES profitable in the future.

Regulatory changes could reduce the demand for coal which may decrease the price for which HES can sell its clean coal product.

Our clean coal revenues are dependent upon the demand for coal, including use as a fuel for the production of electricity. Increasing concerns about greenhouse gas or other air emissions, toxic materials in wastewater discharges, certain coal mining practices and the hazardousness of coal combustion waste from burning coal at power generation plants could lead to federal or state regulations that encourage or require utilities to burn less or eliminate coal in the production of electricity. Such regulations could reduce the demand for coal, which would adversely affect the prices at which HES could sell its clean coal product and decrease our revenues.

HES may not qualify for tax credits under Section 45, which will adversely affect our profitability.

Section 45 provides a tax credit for the production and sale of refined coal. Based on the language of Section 45 and available public guidance, HES believes that the coal cleaning facilities are eligible for Section 45 refined coal tax credits. However, the ability to claim tax credits is dependent upon a number of conditions, including, but not limited to:

•	Placing facilities in service on or before December 31, 2010;

•	Producing a fuel from coal that is lower in NOx and either SOx or mercury emissions by the specified amount as compared to the emissions of the feedstock;

•	For most facilities placed in service prior to January 1, 2009, producing a fuel at least 50% more valuable than the feedstock; and

•	Sale of the fuel to a third-party for the purpose of producing steam.

In September 2010, the Internal Revenue Service (“IRS”) issued Notice 2010-54 (“Notice”) giving some public guidance about how this tax credit program will be administered and some of the restrictions on the availability of such credits. Among other things, the Notice requires that for coal cleaning operations to qualify for Section 45 credits, the facilities must have been put into service for the purpose of producing refined coal and must produce refined coal from waste coal. In addition, the Notice gives guidance about the testing that must be conducted to certify the emissions reduction required by Section 45.

We have recognized Section 45 tax credit benefits totaling approximately $15.9 million through September 30, 2010. Headwaters is being audited by the IRS concerning its Section 45 tax credits. There are multiple bases upon which the IRS may challenge our tax credits, including whether our facilities were placed in service for the purpose of producing refined coal, whether our facilities use waste coal as a feedstock, and whether our testing methods and certifications adequately demonstrate the required emissions reductions. In addition, Congress may modify or repeal Section 45 so that these tax credits may not be available in the future. If HES is not successful in claiming and defending Section 45 credits from our coal cleaning facilities, our profitability will be materially adversely affected.

If the IRS is successful in its challenges of Section 45K tax credits claimed by us, we may be subject to increased tax liabilities which will materially adversely affect our income and accounting reserves.

Section 45K (formerly Section 29) of the Internal Revenue Code (“Section 45K”) provides a tax credit for the production and sale of alternative fuels from coal. The IRS has challenged by audit whether HES satisfied the requirements of Section 45K, including placed-in-service requirements, and has sought to disallow Section 45K tax credits claimed by us. The outcome of such audits, appeals, and any tax litigation is uncertain. In the event that the IRS is ultimately successful in sustaining its challenge to tax credits claimed by us, we will have an increased tax liability which will materially adversely affect our income and accounting reserves.

The availability and price of corn purchased by Blue Flint Ethanol, LLC (“BFE”) can be affected by weather, disease, demand from other users of corn, government programs and other factors beyond BFE’s control. In addition, fluctuations in ethanol prices could adversely affect BFE’s ethanol revenues.

The availability and price of corn, the primary feedstock for BFE’s ethanol production, is subject to wide fluctuations due to unpredictable factors such as weather, plantings, crop disease, demand for corn from other users, government farm programs and policies, changes in demand resulting from population growth, and production of similar and competitive crops. From time to time there are wide fluctuations in the pricing of ethanol and corn. Ethanol pricing tends to track corn pricing which may limit the upside price potential of ethanol. Increased demand or reduced supply of corn adversely affects our profitability by increasing the cost of raw materials used in BFE’s operations.

At times, the ethanol industry produces product in excess of the market’s ability to blend, store, transport, sell and deliver ethanol-based fuels. During periods of excess supply there is downward pressure on the sales prices for ethanol to producers, which adversely affects BFE’s revenues and operating results.

Environmental regulations aimed at reducing greenhouse gas emissions may also affect the market for ethanol-based fuel derived from corn. In May 2010, the EPA adopted changes to its Renewable Fuels Standards Program to ensure that transportation fuel sold in the U.S. contains a minimum volume of renewable fuel, such as ethanol. In addition, in January 2011, the EPA authorized a 50% increase in ethanol blends for cars when it approved the sale of gasoline containing up to 15% ethanol (known as “E15”) for model year 2001-2007 and newer cars and light trucks. Both of these items could lead to increased demand for ethanol. However, California has adopted a new low carbon fuel standard with a lifecycle fuel analysis that could adversely impact the sources of ethanol in fuel distributed in California. Further state and federal regulations could impact the sale of ethanol.

Our new businesses, processes and technologies may not be successfully developed, operated and marketed, which could affect our future profitability.

Although we have developed or acquired new businesses, processes and technologies (e.g., ethanol, heavy oil upgrading and coal cleaning), commercialization of these businesses and technologies is in early stages. Commercial success of these new businesses and technologies will depend on our ability to enter into agreements with customers, licensees and/or joint ventures to further develop and provide adequate funding to commercialize the new businesses and technologies, as well as to develop markets for the products and technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize our new businesses and technologies. Further, we may not be able to profitably operate our new businesses or market our technologies or products produced from them. These processes and technologies also may become less competitive and more costly as a result of increasing efforts to reduce use of fossil fuels and more stringent environmental regulation, including efforts to control greenhouse gas emissions.

Our growth requires continued investment of capital. If we cannot invest additional capital into new and existing businesses, we may not be able to sustain or increase our growth.

Our operations require both maintenance and growth capital. A key part of our business strategy has been to expand through complementary acquisitions, which has required significant capital. In addition, commercialization of our energy technologies, such as coal cleaning and heavy oil upgrading, has required and will require significant debt and equity commitments. In 2008 through 2010, we made significant investments in coal cleaning facilities and to secure coal feedstocks, financed with equity, debt, and other arrangements. Our building products and CCP businesses also require significant capital expenditures. We estimate that our capital expenditure needs for fiscal 2011 will be near the 2010 level of $25.3 million. If we do not have sufficient capital to make equity investments in new projects and/or are limited by financial covenants from doing so, our growth may suffer.

We are conducting business in China and other foreign countries where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors’ actions.

We have and expect to continue to license or otherwise make our technology, including our nanotechnology, heavy oil upgrading and coal liquefaction technology, available to entities in China and other foreign countries. There is a risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

We could face potential product liability claims relating to products we manufacture.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. For example, if the EPA decides to designate fly ash as a special hazardous waste, we may face an increase in claims related to products which incorporate this material. In the event that any of our products proves to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for years. HBP does not control the use or installation of its light building products. Improper use or installation can result in claims of defective products against HBP. These claims can be difficult and expensive to defend. Any insurance we maintain may not continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could cause our sales to decline or increase our costs. Insurance for such product liability claims could become much more expensive or more difficult to obtain.

Inappropriate use of CCPs can result in faulty end products. In some cases, the products marketed by HRI consist of a mixture of client-supplied materials, including CCPs. HRI does not in all cases control the quality of the final end product, but may share such control with the manufacturer of the ingredient materials. Therefore, there is a risk of liability regarding the quality of the materials and end products marketed by HRI.

Significant increases in energy and transportation costs that cannot be passed on to customers could have a significant adverse effect on operating income.

We purchase a significant amount of energy from various sources to conduct our operations, including fossil fuels and electricity for production of building products and diesel fuel for distribution of our products and for production-related vehicles. In recent years, fuel cost increases have increased truck and rail carrier transportation costs for our products. Fuel cost increases have in the past and may in the future adversely affect the results of our operations and our financial condition. Prices and availability of all petroleum products are subject to political, economic and market factors that are generally outside of our control.

We may not realize the anticipated cost savings related to the cost reduction initiatives we have implemented.

We have specific initiatives under way to reduce our cost structure across all of our business segments. Our ability to successfully realize cost savings and the timing of any realization may be affected by a variety of factors including, without limitation, our ability to reduce expenditures, improve our manufacturing capacity and processes, and otherwise execute our plan and retain personnel necessary to execute our plan. We may not achieve all anticipated cost savings, and we may not achieve the cost savings within the timeframe we currently expect.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

The coal-based operations of HES and the CCP operations of HRI and their respective customers and licensees, together with projects such as the ethanol plant, are subject to federal, state, local and international environmental regulations including those that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, and impose liability for the costs of remediating contaminated sites, which add to the costs of doing business and expose us to potential damage claims and fines for non-compliance. If the costs of environmental compliance increase, we may not be able to pass on these costs to customers. In order to establish and operate alternative fuel plants, coal cleaning plants, power plants and operations to collect and transport CCPs, we and our customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. These environmental requirements and any failure to comply could give rise to substantial environmental liabilities and damage claims and to substantial fines and penalties.

Certain HBP manufacturing operations are also subject to environmental regulations and permit requirements. If HBP and its subsidiaries and affiliates cannot obtain or maintain required environmental permits for their existing and planned manufacturing facilities in a timely manner or at all, they may be subject to additional costs and/or fines.

The ethanol industry sector manufactures ethanol, principally from industrial corn. Ethanol production facilities can emit volatile organic compounds and carbon monoxide into the air. Our ethanol production facility located at the GRE Coal Creek pulverized coal electric power station near Underwood, North Dakota, is subject to air pollution permitting and emission control regulatory requirements, and has obtained all required permits. However, if this facility cannot maintain compliance with environmental regulations, it may be subject to additional costs and/or fines.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other regulated materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, fires, or explosions, in spite of safeguards, could create environmental or safety liabilities. Therefore, our operations entail risk of environmental damage and injury to people, and we could incur liabilities in the future arising from the discharge of pollutants into the environment, waste disposal practices, or accidents, as well as changes in enforcement policies or newly discovered conditions.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could result in our payment of damages, materially adversely affect our income and reserves and damage our reputation. With respect to the cases referred to below, the amount of damages described below is being sought by the counter parties. To date, we have reserved $1.0 million in the aggregate for potential damages in these matters.

Boynton.    In 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. In 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee filed by former stockholders of Adtech alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. All claims against Headwaters were dismissed in pretrial proceedings except claims of conspiracy and constructive trust. The District Court certified a class comprised of substantially all purported stockholders of Adtech, Inc. The plaintiffs sought compensatory damages from Headwaters in the approximate amount of $43.0 million plus prejudgment interest and punitive damages. In June 2009, a jury reached a verdict in a trial in the amount of $8.7 million for the eight named plaintiffs representing a portion of the class members. In September 2010, a jury reached a verdict after a trial for the remaining 46 members of the class in the amount of $7.3 million. The parties have filed motions requesting that the trial court modify the damages as a matter of law. In January 2011, the trial court held a hearing on the equitable claim and equitable defenses as to all members of the class. It is not known when the court will rule on the pending motions, constructive trust claim, and defenses. It is not expected that a final judgment will be entered by the trial court until it decides pending issues. Once final judgment is entered, the parties may seek relief from judgment by motion to the trial court and by appeal from the final judgment. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

Mainland Laboratory.    HRI entered into a license agreement for the use of a fly ash carbon treatment technology with Mainland Laboratory, LTD (Mainland) in 2000. The agreement grants exclusive rights to the patented carbon treatment technology owned by Mainland. In 2006, HRI became aware of prior art relating to the Mainland patented technology which Headwaters believed invalidated the Mainland patent and HRI stopped paying royalties under the agreement. In 2007, Mainland filed suit against HRI in the United States District Court for the Southern District of Texas with a demand for arbitration under the terms of the license agreement, for breach of contract and patent infringement. Mainland is seeking approximately $23.0 million in damages, enhancement of any damages award based on alleged willful infringement of its patent, and recovery of its costs associated with the litigation, including its attorneys’ fees. Additionally, Mainland is seeking an injunction to stop HRI from practicing the technology covered by the patent. In fiscal 2009, the District Court ruled that Mainland’s patent is invalid and remanded the case to arbitration for further proceedings; however, there has been no scheduling activity in the arbitration. Because the resolution of remaining claims in arbitration is uncertain, legal counsel and management cannot express an opinion concerning the likely outcome of this matter or the liability of HRI, if any.

Fentress Families Trust.    VFL Technology Corporation (VFL), acquired by HRI in 2004, provides services related to fly ash disposal to Virginia Electric and Power Company. Approximately 395 plaintiffs, most of whom are homeowners living in the City of Chesapeake, Virginia, filed a complaint in March 2009 in the State of Virginia Chesapeake Circuit Court against 16 named defendants, including Virginia Electric and Power Company, certain persons associated with the Battlefield Golf Course, including the owner, developer, and contractors, and others, including VFL and HRI. The complaint alleges that fly ash used to construct the golf course has contaminated area ground water exposing plaintiffs to toxic chemicals and causing property damage. The amended complaint alleges negligence and nuisance and seeks a new water system, monitoring costs, site clean-up, and other damages totaling approximately $1.8 billion, including certain injunctive relief. A second lawsuit was filed in August 2009 and has been consolidated with the first action where approximately 62 plaintiffs have sued essentially the same defendants, alleging similar claims and requests for damages, in excess of $1.5 billion. The court ordered plaintiffs to provide a more detailed statement of their case to which defendants will respond. A defendant filed a cross-claim for indemnity, breach of contract, negligent and intentional misrepresentation, and tortious interference against other defendants, including HRI, claiming compensatory damages of approximately $15.0 million, punitive damages, as well as remediation of the golf course site. After the pleadings are finalized, discovery will begin. HRI has filed insurance claims, which are the subject of dispute and a separate lawsuit, although insurance is paying for the defense of the case. The amount of the claims against HRI exceeds the amount of insurance. Because resolution of the litigation is uncertain, we are not in a position to estimate the ultimate amount, if any, of HRI’s liability, or of insurance available to indemnify HRI against loss, if any.

Archstone.    Archstone owns an apartment complex in Westbury, New York. Archstone alleges that moisture penetrated the building envelope and damaged moisture sensitive parts of the buildings which began to rot and grow mold. In 2008, Archstone evicted its tenants and began repairing the twenty-one apartment buildings. Also in 2008, Archstone filed a complaint in the Nassau County Supreme Court of the State of New York against the prime contractor and its performance bond surety, the designer, and Eldorado Stone, LLC which supplied architectural stone that was installed by others during construction. The prime contractor then sued over a dozen subcontractors who in turn sued others. Archstone claims as damages approximately $36.0 million in repair costs, $15.0 million in lost lease payments, $7.0 million paid to tenants who sued Archstone, and $7.0 million for class action defense fees, plus prejudgment interest and attorney’s fees. Eldorado Stone answered denying liability and tendered the matter to its insurers who are paying for the defense of the case. The trial court has dismissed all claims against Eldorado Stone, except the claim of negligence. Because the resolution of the action is uncertain, we are not in a position to estimate the likely outcome of this matter, the liability of Eldorado Stone, if any, or the amount of insurance available to indemnify Eldorado Stone against loss, if any.

Headwaters Building Products Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of HBP, a division within Headwaters’ light building products segment, with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial buildings. Typically, litigation and these claims are defended by such subsidiaries’ insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. One claim involves alleged defects associated with components of an Exterior Insulating and Finish System (“EIFS”) which was produced for a limited time (through 1997) by the HBP subsidiaries. Other claims involve alleged liabilities associated with certain stucco, mortar, aerated concrete block and architectural stone products which are produced and sold by certain subsidiaries of HBP.

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles or self-insured retentions, although such insurance carriers typically have issued “reservation of rights” letters. While, to date, none of these proceedings have required that HBP incur substantial costs, there is no guarantee of insurance coverage or continuing coverage. These and future proceedings may result in substantial costs to HBP, including attorneys’ fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on HBP’s business, financial condition, and results of operation, and its ability to meet its financial obligations. Although HBP carries general and product liability insurance, HBP cannot assure that such insurance coverage will remain available, that HBP’s insurance carrier will remain viable, or that the insured amounts will cover all future claims in excess of HBP’s uninsured retention. Future rate increases may also make such insurance uneconomical for HBP to maintain. In addition, the insurance policies maintained by HBP exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because resolution of the litigation and claims is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HBP’s liability.

We have significant competition in our industries which may cause demand for our products and services to decrease.

We experience significant competition in all of our segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than we have and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing our services to remain competitive.

Our business strategy to diversify and grow through acquisitions may result in integration costs and poor performance.

An important aspect of our business strategy in the past has been diversification and growth through acquisitions of products or complementary businesses. While our ABL Revolver and the indenture governing the notes offered hereby limit our ability to engage in acquisitions, to the extent we engage in acquisitions, our ability to successfully implement the transactions is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our markets.

If we do not successfully integrate newly acquired businesses with our existing businesses, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of acquired businesses and our existing businesses. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities, incurrence of potentially significant write-offs, and various employee issues, such as issues related to human resource benefit plans, and an increase in employment and discrimination claims and claims for workers’ compensation. Each business acquisition also requires us to expand our operational and financial systems, which increases the complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective.

If our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on our system of internal controls. We have documented and tested our system of internal controls to provide the basis for our reports in our relevant filings with the SEC. The growth and diversification of our business through acquisitions complicates the process of developing, documenting, maintaining and testing internal controls. No assurance can be given that in the future there may not be significant deficiencies or material weaknesses that would be required to be reported.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology or products. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. In addition, patents may expire before they are a commercial success. To date, while no single patent or trademark is material to our business and the issues described in this paragraph have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We do face the risk, however, that members of our senior management may not continue in their current positions and the loss of the services of any of these individuals could cause us to lose customers and reduce our net sales, lead to employee morale problems and the loss of key employees, or cause disruptions to our production. Also, we may be unable to find qualified individuals to replace any of the senior executive officers who leave our company.

Fluctuations in the value of currency may negatively affect our revenue and earnings.

Doing business internationally exposes us to risks related to the value of one currency compared to another. For example, some of our revenues are generated by sales of goods produced in the U.S. to buyers in foreign countries. If the U.S. dollar strengthens relative to the currency of foreign purchasers, the relative cost of our goods to such purchasers may go up, and the demand for our products may decrease, reducing our revenues. Also, in cases where our debt or other obligations are in currencies different than the currency in which we earn revenue, we may lose money as a result of fluctuations in the exchange rates, decreasing our earnings.